BRISTOL RETAIL SOLUTIONS, INC.
                          5000 BIRCH STREET, SUITE 205
                         NEWPORT BEACH, CALIFORNIA 92660

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 15, 1998

To the Stockholders of Bristol Retail Solutions, Inc.:

         The Annual Meeting of Stockholders of Bristol Retail Solutions, Inc., a Delaware corporation (the "Company"), will be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California 92616, at 9:00 a.m. Pacific Time, for the following purposes as more fully described in the accompanying Proxy
Statement:

         (1) To elect five (5) directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and duly qualified (Proposal 1);

         (2) To approve an Amendment to the Company's 1996 Equity Participation Plan to increase the authorized number of shares of Common Stock issuable thereunder from 2,450,000 to 3,450,000 (Proposal 2);

         (3) To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1998 (Proposal 3); and

         (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 1, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any postponement and adjournment thereof. The stock transfer books will not be closed.

         The Board of Directors welcomes the personal attendance of stockholders at the meeting. HOWEVER, PLEASE SIGN AND RETURN THE ENCLOSED PROXY, which you may revoke at any time prior to its use, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A self-addressed, postage prepaid envelope is enclosed for your convenience. Your proxy will not be used if you attend the meeting and choose to vote in person.

                                          By Order of the Board of Directors



                                          Paul Spindler
                                          Secretary
Newport Beach, California
April 27, 1998

                         BRISTOL RETAIL SOLUTIONS, INC.
                          5000 BIRCH STREET, SUITE 205
                         NEWPORT BEACH, CALIFORNIA 92660


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 15, 1998
                                    9:00 a.m.


SOLICITATION AND REVOCATION OF PROXIES

         The accompanying proxy is solicited by and on behalf of the Board of Directors of Bristol Retail Solutions, Inc., a Delaware corporation (the "Company"), and the Company will bear the cost of such solicitation. Solicitation of proxies will be primarily by mail, although some of the officers, directors and employees of the Company may solicit proxies personally or by telephone. The Company will also reimburse brokerage houses and other custodians, nominees or fiduciaries for their expenses in sending proxy materials to their principals.

         The persons named as proxies were designated by the Board of Directors and are directors of the Company. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy it will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR the election as directors of the nominees proposed by the Board of Directors, FOR the amendment to the Company's 1996 Equity Participation Plan to increase the authorized number of shares of common stock of the Company ("Common Stock") issuable thereunder from 2,450,000 to 3,450,000, and FOR the ratification of Deloitte and Touche LLP as the Company's independent auditors.

         Any stockholder may revoke a proxy at any time before it is voted at the meeting by a proxy bearing a later date. A proxy may also be revoked by any stockholder by delivering written notice of revocation to the Secretary of the Company or by voting in person at the meeting.

         This Proxy Statement and proxy are being mailed to stockholders of the Company on or about April 27, 1998. The mailing address of the executive offices of the Company is 5000 Birch Street, Suite 205, Newport Beach, California 92660.

VOTING AT THE MEETING

         Only record holders of Common Stock of the Company at the close of business on April 1, 1998 will be entitled to notice of, and to vote at, the meeting. As of the record date, there were 5,556,746 shares of the Company's Common Stock outstanding. Each share is entitled to one vote at the meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum, and abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

         A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on a proposal in the absence of instructions form the beneficial owner. Abstentions and broker non-votes will not be counted for purposes of determining whether any proposal has been approved by the Company's stockholders at the meeting.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

         The persons named in the enclosed proxy will vote to elect the five (5) proposed nominees named below unless contrary instructions are given in the proxy. The election of directors shall be by the affirmative vote of the holders of a plurality of the shares voting in person or by proxy at the meeting. Each director is to hold office until the next annual meeting and until his successor is elected and qualified.

         The names and certain information concerning the persons nominated by the Board of Directors to become directors at the meeting are set forth below. THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW. It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for nominees has been withheld in the proxy. Although each of the persons named below has consented to serve as a director if elected and the Board of Directors has no reason to believe that any of the nominees named below will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding the nominees is relevant to your consideration of the slate proposed by the Board of Directors:

NOMINEES FOR DIRECTOR

         RICHARD H. WALKER, age 54, is a founder of the Company and has served as President, Chief Executive Officer and a director of the Company since its inception in April 1996. From April 1994 to March 1996, prior to joining the Company, Mr. Walker served as Chairman of the Board and Chief Executive Officer for Castle Office Systems, Inc., a privately owned company that acquires and operates office machine dealerships in the mid-Atlantic region of the United States. Prior to that, Mr. Walker served as Vice President of Toshiba America Information Systems, Inc. ("Toshiba") and General Manager of Toshiba's Electronic Imaging Division from November 1989 to March 1994. Mr. Walker also served as an executive of Panasonic Corporation of America (Matsushita Electric) in the Office Automation Group from March 1981 to November 1989, most recently as Vice President of Marketing. Mr. Walker was previously an executive with several Fortune 500 companies where he held management positions in a range of operations.

         PAUL SPINDLER, age 66, is a founder of the Company and has served as Chairman of the Board, Executive Vice President and Secretary of the Company since its inception in April 1996. For the prior ten years, he was President and Chief Executive Officer of CGI Spindler, a corporate/investor and marketing communications subsidiary of Grey Advertising, Inc. Prior to that, he was a principal executive for more than ten years with Manning Selvage & Lee, Inc., a public relations firm. Mr. Spindler formerly held the position of Director of Corporate Communications at International Industries, Inc. from 1963 to 1968. He is a former editor and staff reporter for Knight-Ridder and Hearst newspapers.

         LAWRENCE COHEN, age 53, is a founder of the Company and has served as Vice Chairman of the Board since its inception in April 1996. From November 1990 to September 1996, Mr. Cohen served as Chairman of the Board of BioTime, Inc. ("BioTime"), a biotechnology company engaged in the artificial plasma business. Mr. Cohen has also served as a director of ASHA Corporation, a publicly traded supplier of traction control systems, from April 1995 to present; a director of Apollo Genetics Inc., a company founded by Mr. Cohen which is engaged in the genetic pharmaceutical business, from January 1993 to the present; a director of Registry Magic Inc., a company founded by Mr. Cohen which develops voice recognition equipment, from November 1995 to present; and a director of Kaye Kotts Associates, Inc. from April 1995 to the present.

         DR. JACK BORSTING, age 69, has served as a director of the Company since November 1996. From August 1988 to the present, Dr. Borsting has been an
E. Morgan Stanley Professor of Business Administration at the University of Southern California ("USC"). Since January 1995, Dr. Borsting has served as Executive Director of the Center of Telecommunications at USC. Dr. Borsting served as the Dean of the USC School of Business Administration from August 1988 to January 1994. From January 1994 to January 1995, Dr. Borsting was on sabbatical. A former Assistant Secretary of Defense, Dr. Borsting is also a director of Northrup Grumman Corporation, Whitman Medical and TRO Learning, Inc.

         PETER STRANGER, age 48, has been President of the Los Angeles office of
J. Walter Thompson & Company, a worldwide advertising agency and a subsidiary of the WWP Group, London since December 1997. He was a managing partner of Bozell Worldwide, a communications firm, from August 1995 to December 1997. Mr. Stranger was president of the Los Angeles office of Euro RSCG, an international communications holding company, from September 1989 until November 1994, and he was an officer of Della Famina, Travisano & Partners, an advertising agency, for the prior 15 years.

OTHER EXECUTIVE OFFICERS

         N. DOUGLAS MAZZA, age 51, has served as Senior Vice President and Chief Operating Officer of the Company since November 1997. Prior to joining Bristol, from 1992 to 1997, Mr. Mazza was Executive Vice President and Chief Operating Officer of Hyundai Motor America, Hyundai's $1.4 billion national automotive distributor. From 1985 to 1989, Mr. Mazza also held the position of Vice President of Sales and Marketing, and later Vice President and General Manager of American Suzuki Motor Corporation, where he authored the marketing plan for the company's launch that became a Harvard case study. From 1981 to 1985, Mr. Mazza was in charge of national distribution at Mitsubishi Motor Sales of America and part of that company's launch team in the United States. Mr. Mazza began his career from 1974 to 1981 with United States Suzuki Motor Company, Suzuki's national motorcycle distributor where he rose to the position of National Sales Manager.

         MICHAEL S. SHIMADA, age 48, has served as Vice President and Chief Financial Officer of the Company since February 1998. Before he joined the Company, Mr. Shimada was Chief Financial Officer of Spectrum Laboratories, Inc., a medical products company. Prior to that, he served as Chief Financial Officer of Elexsys International from 1993 to 1997. From 1981 to 1993, at Elexsys, he served as Controller, Corporate Controller and Vice President of Finance of this multi-division manufacturer of circuit boards and back panels.

BOARD COMMITTEES

         The Board of Directors of the Company has a standing Compensation Committee, Audit Committee, Executive Committee and Nominating Committee. The functions of the Compensation Committee include advising the Board of Directors on officer compensation and on employee compensation generally. The Compensation Committee held one (1) meeting during the year ended December 31, 1997, and currently consists of Dr. Jack R. Borsting. In addition, the Compensation Committee is the acting Plan Administrator for the Company's 1996 Equity Participation Plan and 1997 Employee Stock Purchase Plan.

         The Audit Committee has the responsibility of recommending to the Board of Directors the appointment of the Company's outside auditors, examining the results of audits and reviewing internal accounting controls. The Audit Committee held no meetings during the year ended December 31, 1997. The Audit Committee currently consists of Dr. Jack R. Borsting and Dr. Thomas Lutri.

         The functions of the Executive Committee include exercising all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company, but do not include the power and authority to amend the Company's Certificate of Incorporation, adopt agreements of merger, consolidation or acquisition, recommend to stockholders the sale, lease or exchange of all or substantially all of the Company's property and assets, recommended to stockholders a dissolution of the Company or a revocation of dissolution, amend the Company's bylaws, declare a dividend or authorize the issuance of stock of the Company. The Executive Committee meets from time to time as necessary. The Executive Committee held four (4) meetings during the year ended December 31, 1997, and currently consists of Richard H. Walker, Paul Spindler and Lawrence Cohen.

         The function of the Nominating Committee is to nominate persons to serve as members of the Company's Board of Directors. The Nominating Committee held one (1) meeting during the year ended December 31, 1997, and currently consists of Richard H Walker and Paul Spindler. Nominations of persons for election to the Board of Directors of the Company may be made at a meeting of stockholders by or at the direction of the Board of Directors, by any Nominating Committee member or person appointed by the Board, or by any stockholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in the bylaws of the Company. Such nominations, other than those made by or at the direction of the Board or by any Nominating Committee member or person appointed by the Board, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder's notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal number of shares of capital stock of the Company which are beneficially owned by the person and (iii) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of the stockholder and (ii) the class and number of shares of the Company's stock which are beneficially owned by the stockholder on the date of such stockholder notice. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director of the Company.

         The presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of the bylaws of the Company. If the presiding officer determines that a nomination was not made in accordance with the terms of the bylaws of the Company, he shall so declare at the annual meeting and any such defective nomination shall be disregarded.

ATTENDANCE AT MEETINGS

         During the year ended December 31, 1997, the Board of Directors held a total of four (4) meetings. One (1) member of the Board of Directors, Dr. Thomas Lutri, attended fewer than 75% of the meetings of the Board and of the committees of which he was a member. Additionally, there were approximately four
(4) separate actions of the Board of Directors which were taken by unanimous written consent. There are no family relationships among any of the directors or executive officers of the Company.

EXECUTIVE COMPENSATION

         The following tables present information concerning the cash compensation paid and stock options granted to the Company's Chief Executive Officer and each additional executive officer of the Company whose total compensation exceeded $100,000 for the year ended December 31, 1997 ("1997") and for the period from inception (April 3, 1996) to December 31, 1996 ("1996"). The notes to these tables provide more specific information regarding compensation.


                           SUMMARY COMPENSATION TABLE

                                          Year                                    Securities
                                          Ended                                   Underlying      Other Annual
                                      December 31,       Salary         Bonus     Options (#)     Compensation
                                     -------------    ------------    --------    -----------     -------------
Richard H. Walker
   President, Chief Executive             1997        $ 244,803(a)       --         200,000             --
   Officer and Director                   1996        $  74,293          --         100,000             --



Paul Spindler(b)
   Executive Vice President,              1997        $ 162,550(a)       --          200,000            --
   Chairman of the Board of               1996        $    --            --          100,000            --
   Directors and Secretary

---------------------------

(a) Includes compensation reported to the Internal Revenue Service as compensation for the use of automobiles leased by the Company for Mr. Walker and Mr. Spindler.
(b) Mr. Spindler did not start receiving a salary from the Company until January 1, 1997.

OPTION MATTERS

         OPTION GRANTS. The following table sets forth certain information concerning grants of stock options to each of the Company's executive officers named in the Summary Compensation Table during the year ended December 31, 1997.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR



                         Number of Securities        % of Total
                             Underlying           Options/SARs Granted    Exercise
                            Options/SARs            to Employees in          Price        Expiration
        Name               Granted (#)(a)             Fiscal Year         ($/Share)(b)       Date
-------------------      ---------------------    ---------------------   ------------    ----------

Richard H. Walker               100,250                  9.39%                3.163        5/20/02
                                 99,750                  9.34%                2.875        5/20/07

Paul Spindler                   100,250                  9.39%                3.163        5/20/02
                                 99,750                  9.34%                2.875        5/20/07

-------------------------

(a) All options vest and become exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant.
(b) On September 11, 1997, the Board of Directors approved a repricing of all outstanding stock options held by employees, officers, board members and non-employees with a new exercise price of $2.875, the closing market price on that date, as reported on the Nasdaq SmallCap Market. Incentive stock options granted to employees who own more than 10% of the total combined voting power of all classes of stock of the Company are priced 110% of the fair market price and expire five years from the date of grant.

         OPTION EXERCISES. No options were exercised by any of the Company's executive officers named in the Summary Compensation Table during the year ended December 31, 1997.

         The following table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1997.



                       AGGREGATED OPTION/SAR EXERCISES IN
                      LAST FISCAL YEAR AND FISCAL YEAR-END
                                OPTION/SAR VALUES

                                                      Number of Unexercised Securities      Value of Unexercised
                                                         Underlying Options/SARs at       In-the-Money Options/SARs
                                                              Fiscal Year-End (#)            at Fiscal Year-End ($)
                                                      ---------------------------------   ---------------------------
                            Shares
                         Acquired on       Value
         Name            Exercise (#)   Realized ($)    Exercisable      Unexercisable    Exercisable   Unexercisable
---------------------   -------------   ------------  ---------------   ---------------   -----------   -------------

Richard H. Walker              --             --          15,150           145,700             --                --
                               --             --           9,850           129,300          2,463            32,325

Paul Spindler                  --             --          15,150           145,700             --                --
                               --             --           9,850           129,300          2,463            32,325


REPRICING OF OPTIONS

         On September 11, 1997, the Board of Directors approved a repricing of all outstanding stock options held by employees, officers, board members and non-employee service providers with a new exercise price of $2.875, the closing market price on that date, as reported on the Nasdaq SmallCap Market. The Board of Directors approved the repricing because it believes that equity interests are a significant factor in the company's ability to retain directors, executive officers and employees, by providing an incentive to all such personnel to devote their utmost effort and skill to the advancement and betterment of the company through their participation in the success and increased value of the Company. Following the grant of such options, however, the price per share of the Company's Common Stock declined to an amount less than the exercise price of the options. The Board of Directors believed that, as a result of this decline, the options granted would not have the desired motivational effect on the optionees. Accordingly, the Board of Directors approved the repricing as a means of ensuring that such optionees have a meaningful equity interest in the Company.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL ARRANGEMENTS.

         The Company has entered into employment agreements with its Chief Executive Officer, Richard H. Walker, and its Executive Vice President, Paul Spindler, each containing confidentiality provisions and covenants not to compete. In addition, both employment agreements have clauses providing for payment of the amount of unpaid salary that would have been due through the expiration of the term of the agreement in the event that the agreement is terminated due to death or disability. In the event of termination of either agreement for cause, salary shall be paid through the date of termination. Mr. Walker's employment agreement provides for a salary of Two Hundred Twenty-Five Thousand Dollars ($225,000) per year. Mr. Spindler's employment agreement provides for a salary of One Hundred Fifty Thousand Dollars ($150,000) per year. Both employment agreements are subject to upward adjustments during the terms of the agreements. On April 3, 1997, the salaries of Mr. Walker and Mr. Spindler increased to Two Hundred Forty-Seven Thousand Five Hundred Dollars ($247,500) and One Hundred Sixty-Five Thousand Dollars ($165,000) per year, respectively. Mr. Spindler's employment agreement terminates on December 31, 2001. On February 28, 1998, the Company's Board of Directors approved a resolution to extend the term of Mr. Walker's employment agreement for an additional three year period until December 31, 2004 unless terminated earlier in accordance with the agreement.

         On October 30, 1997, the Company entered into an employment agreement with N. Douglas Mazza, Senior Vice President and Chief Operating Officer of the Company, whereby the Company agrees to pay Mr. Mazza a salary of One Hundred Eighty-Two Thousand Dollars ($182,000) per year beginning January 1, 1998. In addition, Mr. Mazza was awarded incentive and nonqualified stock options to purchase one hundred thousand (100,000) shares of Common Stock of the Company. The agreement contains a clause guaranteeing a severance payment provided that Mr. Mazza has been employed for at least ninety (90) days and is terminated for reason other than cause. Such severance payment shall be equal to four (4) weeks' salary for each year of Mr. Mazza's employment prior to termination, but not less than twenty-six (26) weeks' salary. In the event the Company merges with or is acquired by another organization and such event causes Mr. Mazza to be terminated, he would receive severance compensation equal to one year's salary.

         On January 18, 1998, the Company entered into an employment agreement with Michael S. Shimada, Vice President and Chief Financial Officer of the Company, whereby the Company agrees to pay Mr. Shimada a salary of One Hundred Twenty-Five Thousand Dollars ($125,000) per year beginning February 2, 1998. In addition, Mr. Shimada was awarded incentive stock options to purchase one hundred thousand (100,000) shares of Common Stock of the Company and additional incentive and non-qualified stock options to purchase one hundred thousand (100,000) shares of Common Stock of the Company if Mr. Shimada meets mutually agreed upon goals during 1998. The agreement contains a clause guaranteeing a severance payment provided that Mr. Shimada has been employed for one (1) year and is terminated for reason other than cause, which severance payment shall be equal to eighteen (18) weeks' salary.

COMPENSATION OF DIRECTORS

         The Company's directors do not receive any cash compensation for service on the Board of Directors or any committee thereof, but the Company has and will continue to pay the expenses of its directors incurred in attending Board and committee meetings. In addition, pursuant to the terms of the Company's Equity Participation Plan (the "Stock Option Plan"), each non-employee director of the Company will be granted options to purchase shares of the Company's Common Stock, at an exercise price equal to the fair market value of a share of Common Stock as of the date of the option grant. Persons who were non-employee directors as of the date of the initial public offering of the Company's Common Stock November 13, 1996 received an option to purchase ten thousand (10,000) shares of Common Stock on each of the following dates: (i) the date of the initial public offering, (ii) the date of the second annual meeting of the Company's stockholders following the initial public offering, at which the director was reelected to the Board and (iii) the date that the director is reelected to the Board at each subsequent annual meeting of stockholders. Persons who are elected as non-employee directors after the date of the initial public offering of the Company receive an option to purchase ten thousand (10,000) shares of Common Stock on the following dates: (i) the date of such election to the Board, (ii) the date of the second annual meeting following such meeting at which the director was reelected to the Board and (iii) the date that the director is reelected to the Board at each subsequent annual meeting of stockholders. All options granted to non-employee directors under the Stock Option Plan become exercisable in annual installments of twenty-five percent (25%) on each of the first, second third and fourth anniversaries of the option grant.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company was incorporated on April 3, 1996, and in connection with its initial capitalization issued an aggregate of 2,648,745 shares of Common Stock for $.007 per share in the following manner: (i) 785,794 shares were issued to East Ocean Limited Partnership ("East Ocean"), an investor affiliated with Lawrence Cohen; (ii) 732,819 shares were issued to the Walker Family Trust, an investor affiliated with Richard H. Walker; (iii) 732,820 shares were issued to the Spindler Family Trust dated February 1, 1994, an investor affiliated with Paul Spindler; and (iv) the remaining 397,312 shares were issued to two other stockholders of the Company. In August 1996, East Ocean transferred 17,658 shares to each of the Walker Trust and the Spindler Trust for $.007 per share.

         The Company purchases insurance coverage through an insurance broker who is the brother-in-law of Mr. Walker. The Company paid premiums totaling $73,845 for the year ended December 31, 1997 for insurance coverage expiring at various dates through November 1998.

         On June 3, 1996 and in connection with a private placement of the Company's Common Stock, the Company issued 105,950 shares to Dr. Thomas Lutri, a director of the Company at the time of the issuance, at a price of $0.94 per share. On June 28, 1996, the Company issued 13,243 shares to Mr. Maurice Johnson, Vice President of the Company at the time of the issuance, and on July 1, 1996 the Company issued 10,595 shares to Dr. Jack Borsting, a director of the Company, in each case at a price of $0.94 per share. The Board of Directors of the Company determined the price of the shares issued to Messrs. Lutri, Johnson and Borsting based on the then current financial condition of the Company and the per share price for such shares equaled the price per share of Common Stock issued on June 28, 1996 to third parties in connection with the private placement of the Company's Common Stock.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of February 28, 1998, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each director and nominee of the Company;
(iii) each of the Company's executive officers named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group. The Company had 5,556,746 shares outstanding at February 28, 1998.

NAME AND ADDRESS OF                         TOTAL NUMBERS OF SHARES    PERCENTAGE OF SHARES
BENEFICIAL OWNER(1)(2)                       OF BENEFICIALLY OWNED          OUTSTANDING
---------------------------------------     -----------------------    --------------------

Richard H. Walker(3)                                745,477                     13.3%
Paul Spindler(4)                                    765,478                     13.7%
Larry Cohen(5)                                      803,678                     14.4%
Dr. Jack Borsting(6)                                 15,095                      *
Peter Stranger                                        3,000                      *
Dr. Thomas Lutri (6)                                108,450                      2.0%
All directors and executive officers as a
 group (8 persons)(7)                             2,441,178                     43.2%

---------------------------

*   Less than one percent.

(1) Unless otherwise indicated below, the persons in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.
(2) Unless otherwise indicated below, the address of each person is c/o the Company at 5000 Birch Street, Suite 205, Newport Beach, California 92660.
(3) Amount includes: (i) 710,477 shares held of record by the Walker Trust, which are beneficially owned by Mr. Walker, the President, Chief Executive Officer and a director of the Company and (ii) 35,000 shares subject to options and warrants exercisable within 60 days of February 28, 1998.
(4) Amount includes: (i) 740,478 shares held of record by the Spindler Trust, which are beneficially owned by Mr. Spindler, the Chairman of the Board, Executive Vice President and Secretary of the Company and (ii) 25,000 shares subject to options exercisable within 60 days of February 28, 1998.
(5) Amount includes (i) 740,478 shares held of record by East Ocean, which are beneficially owned by Mr. Cohen, the Vice Chairman of the Board, Executive Vice President and Treasurer of the Company; (ii) 33,200 shares and 5,000 shares underlying warrants which are exercisable within 60 days of February 28, 1998, and which are held by Donna Cohen, wife of Mr. Cohen; and (iii) 25,000 shares subject to options and warrants exercisable within 60 days of February 28, 1998.
(6) Includes 2,500 shares subject to options exercisable within 60 days of February 28, 1998.
(7) Includes 95,000 shares subject to options and warrants exercisable within 60 days of February 28, 1998.

                                  PROPOSAL TWO
                AMENDMENT TO THE 1996 EQUITY PARTICIPATION PLAN,
                     TO INCREASE THE TOTAL NUMBER OF SHARES
                               ISSUABLE THEREUNDER

         On July 31, 1996, in order to attract and retain personnel who possess a high degree of competence, experience and motivation, the Company's Board of Directors adopted and the stockholders of the Company approved the Company's 1996 Equity Participation Plan (the "Stock Option Plan"). Subject to approval by the Company's stockholders, the Board of Directors has amended the Stock Option Plan to increase the number of shares of Common Stock issuable under the Stock Option Plan by 1,000,000 shares of Common Stock, and to reserve such additional shares for issuance under the Stock Option Plan, bringing the total number of shares of Common Stock subject to the Stock Option Plan to 3,450,000. The additional shares available for issuance under the Stock Option Plan will enable the Company to continue to use equity incentives to attract and retain employees and to increase employee morale. The last reported sale price for the Company's Common Stock on April 1, 1998 as reported by the Nasdaq SmallCap Market, was $3.25. The Company has at the present time 1,565,000 options outstanding under the Stock Option Plan. The affirmative vote of the holders of a majority of the shares of the Company's Common Stock voting at the Annual Meeting is necessary to approve the amendment to the Stock Option Plan.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE STOCK OPTION PLAN TO INCREASE THE TOTAL NUMBER OF SHARES OF COMMON STOCK ISSUABLE THEREUNDER FROM 2,450,000 TO 3,450,000.

         The essential features of the Stock Option Plan are summarized below. The summary does not purport to be a complete description of the Stock Option Plan. The Company's stockholders may obtain a copy of the Stock Option Plan upon written request to the Secretary of the Company.

GENERAL NATURE AND PURPOSE

         Since the adoption of the Stock Option Plan on July 31, 1996, the Company has completed its initial public offering of its securities, has consummated certain acquisitions of additional companies in furtherance of its corporate strategy, is in the process of negotiating additional potential acquisitions and will likely complete the acquisitions of other companies in the future in fulfillment of its strategic acquisition program. As a result of such acquisitions and expansion of its operations, the Company will need to retain significant additional key employees. It will be critical for the Company in order to complete such acquisitions, to be able to offer various forms of equity compensation to future key employees in order to attract such key personnel.

         Accordingly, in order to continue to offer incentive compensation in the form of stock ownership in the Company and for the Company to be able to continue to issue stock options and other forms of stock-based incentive compensation under the Stock Option Plan, the Compensation Committee and the Board have deemed it advisable to amend the Stock Option Plan to increase the number of shares authorized to be issued under the Stock Option Plan to 3,450,000 from 2,450,000 shares. In the opinion of the Compensation Committee and the Board, the authorization to issue additional shares would provide the necessary flexibility to motivate and reward the employees of the Company in a manner that would improve the Company's financial performance.

DESCRIPTION OF STOCK OPTION PLAN

         On July 31, 1996, the Company adopted its Stock Option Plan under which, as approved by the stockholders, 450,000 shares of Common Stock were reserved for issuance to executive officers, independent directors, other key employees and consultants of the Company upon exercise of options designated as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 or upon exercise of nonstatutory options. The number of shares reserved under the Stock Option Plan was increased to 2,450,000 by the Board of Directors on April 3, 1997 and approved by the stockholders at the Annual Meeting of Stockholders on May 20, 1997.

         The Stock Option Plan is administered by the Compensation Committee consisting of outside members of the Board of Directors which will determine, among other things, the persons to be granted options, the number of shares subject to each option and the option exercise price.

         The exercise price of the shares subject to the options shall be set by the Compensation Committee; provided, however, that such price shall be no less than the par value of a share of Common Stock, unless otherwise permitted by applicable state law, and (i) in the case of incentive stock options and options intended to qualify as performance-based compensation, such price shall not be less than 100% of the fair market value of a share of Common Stock, on the date the option is granted; (ii) in the case of incentive stock options granted to an individual then owning more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary thereof, such price shall not be less than 110% of the fair market value of a share of Common Stock on the date the option is granted; and (iii) in the case of options granted to independent directors, such price shall equal 100% of the fair market value of a share of Common Stock on the date the option is granted.

         The term of an option shall be set by the Compensation Committee in its discretion; provided, however, that, (i) in the case of options granted to independent directors, the term shall be ten (10) years from the date the option is granted, without variation or acceleration, and (ii) in the case of incentive stock options, the term shall not be more than ten (10) years from the date the incentive stock option is granted, or five (5) years from such date if the incentive stock option is granted to an individual then owning more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary thereof. Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to incentive stock options, the Compensation Committee may extend the terms of any outstanding option in connection with any termination of employment or termination of consultancy of the optionee, or amend any other term or condition of such option relating to such a termination.

         Under the terms of the grant, the period during which the right to exercise an option in whole or in part vests in the optionee shall be set by the Compensation Committee and the Compensation Committee may determine that an option may not be exercised in whole or in part for a specific period after it is granted; provided, however, that unless the Compensation Committee otherwise provides in the terms of the option or otherwise, no option shall be exercisable by any optionee within the period ending six (6) months and one (1) day after the date the option is granted; and provided, further, that options granted to independent directors shall become exercisable in cumulative annual installments of 25% on each of the first, second, third and fourth anniversaries of the date of option grant. At any time after grant of an option, the Compensation Committee may, in its sole discretion accelerate the period during which an option (except an option granted to an independent director) vests. No portion of an option which is unexercisable at termination of employment (for any reason, with or without cause, including, a termination by resignation, discharge, death, disability or retirement), termination of directorship or termination of consultancy, shall thereafter become exercisable, except as may be otherwise provided by the Compensation Committee in the case of options granted to employees or consultants either in the stock option agreement or by action of the Compensation Committee following the grant of the option. No option granted to an independent director may be exercised to any extent by anyone after the first to occur of the following events: (a) the expiration of twelve (12) months from the date of the optionee's death; (b) the expiration of twelve (12) months from the date of the optionee's termination of directorship by reason of permanent and total disability; (c) the expiration of three (3) months from the date of the optionee's termination of directorship for any reason other than such optionee's death or permanent and total disability, unless the optionee dies within said three-month period; or (d) the expiration of ten (10) years from the date the option was granted.

                                 PROPOSAL THREE
                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

         The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1998 and has further directed that management submit the selection of auditors for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

         On September 30, 1997, the Board of Directors of the Company approved the dismissal of its former independent auditors, Ernst & Young LLP, and appointed the accounting firm of Deloitte & Touche LLP as its new independent auditors.

         During the period from inception (April 3, 1996) to December 31, 1996 and each subsequent interim period preceding September 30, 1997, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report. The Ernst & Young LLP report on the financial statements of the Company for the period from inception (April 3, 1996) to December 31, 1996 contained no adverse opinion or disclaimer of opinion, nor was either qualified or modified as to uncertainty, audit scope, or accounting principles.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                              STOCKHOLDER PROPOSALS

         Stockholder proposals for the 1999 Annual Meeting of Stockholders of the Company must be received at the Company's offices, 5000 Birch Street, Suite 205, Newport Beach, California, addressed to the Secretary, no later than December 28, 1998.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1997 the Company's officers, directors and ten-percent stockholders complied with all applicable
Section 16(a) filing requirements.

                          TRANSACTION OF OTHER BUSINESS

         As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

         Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, PLEASE BE SURE TO DATE AND SIGN YOUR PROXY EXACTLY AS YOUR NAME APPEARS ON YOUR STOCK CERTIFICATE AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID RETURN ENVELOPE. PLEASE ACT PROMPTLY TO ENSURE THAT YOU WILL BE REPRESENTED AT THIS IMPORTANT MEETING.

         A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1997 IS BEING MAILED TO STOCKHOLDERS TOGETHER WITH THIS PROXY STATEMENT. COPIES OF THE EXHIBITS TO THE ANNUAL REPORT ON FORM 10-KSB WILL BE PROVIDED WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS. REQUESTS SHOULD BE MAILED TO THE SECRETARY, BRISTOL RETAIL SOLUTIONS, INC., 5000 BIRCH STREET, SUITE 205, NEWPORT BEACH, CALIFORNIA 92660.

                                         By Order of the Board of Directors



                                         Paul Spindler
                                         Secretary


April 27, 1998

                         BRISTOL RETAIL SOLUTIONS, INC.

                      PROXY SOLICITED BY BOARD OF DIRECTORS

         Richard H. Walker and Paul Spindler, and each or either of them, with full power of substitution, are hereby appointed proxies to vote the stock of the undersigned in Bristol Retail Solutions, Inc. at the Annual Meeting of Stockholders on May 15, 1998, and at any postponement and adjournment thereof, to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California 92616 at 9:00 a.m. Pacific Time.

       Management recommends that you vote FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3.
       ------------------------------------------------------------------

1. ELECTION OF DIRECTORS.
   ----------------------
   ..     FOR all Nominees listed below            ..     WITHHOLD AUTHORITY to
          (except as indicated to the                     vote for all Nominees
          contrary below)                                 listed below

                    FOR                  AGAINST                 ABSTAIN
                    / /                    / /                     / /

Richard H. Walker, Paul Spindler, Lawrence Cohen, Jack Borsting and Peter Stranger.

   INSTRUCTION:    To withhold authority to vote for any individual Nominee,
write that Nominee's name in the space provided below.

2. AMENDMENT TO THE 1996 EQUITY PARTICIPATION PLAN.
   ------------------------------------------------

                    FOR                  AGAINST                 ABSTAIN
                    / /                    / /                     / /


3. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.
   -----------------------------------------------------------------------------

                    FOR                  AGAINST                 ABSTAIN
                    / /                    / /                     / /

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural and other matters relating to the conduct of the meeting.

                              [Front of Proxy Card]

THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FIVE DIRECTOR NOMINEES LISTED ABOVE AND FOR PROPOSAL 2 AND PROPOSAL 3.


                                  Please sign exactly as name appears hereon.








                                  Date:_________________________, 199__

         When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



PLEASE IMMEDIATELY DATE, SIGN AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS IMPORTANT MATTER.






                              [Back of Proxy Card]


                                      A-2